UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  September 15, 2010

INTEGRATED FREIGHT CORPORATION
 (Exact name of registrant as specified in its charter)

Florida	000-14273	84-0868815
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 941-545-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

We issued an aggregate of 338,666 shares of our common stock to three persons in connection with a loan of $100,000 in May 2010.  The issue of the shares was delayed until completion of our reverse stock split.

We issued an aggregate of 2,000,000 shares of our common stock to two person as consideration for our acquisition of Triple C Transport in May 2010, as disclosed in previous reports filed pursuant to Section 13 of the Securities Exchange Act.  The issue of the shares was delayed until completion of our reverse stock split.

We issued an aggregate of 150,000 shares of our common stock to one person in payment of capital contributions made to our subsidiary, Morris Transportation, Inc.  The issue of the shares was delayed until completion of our reverse stock split.

We issued an aggregate of 135,679 shares of our common stock to two persons in conversion of notes in an aggregate amount of $30,885, plus interest.  The conversion notice received prior to our reverse stock split specified that the shares were not be issued until after the reverse stock split.

We issued an aggregate of 13,156,738 shares of our common stock to twenty-five persons who were stockholders of the original Integrated Freight Corporation prior to its merger into us.  The purpose of the issue was to restore the number of shares which they now own in us to the level of stock ownership prior to the merger, as provided in the plan of merger as disclosed in previous reports filed pursuant to Section 13 of the Securities Exchange Act.

We have relied on the exemption from registration provided in Section 4(2) of the Securities Act of 1933.  We had a preexisting relationship with all of the persons to whom all of the shares were issued except the lender in the May 2010 loan..  We were introduced to the lender by one of our stockholders.  The sale of the shares did not involve a public offering.  The certificates issued for the shares have a restrictive legend and the book entry shares have an appropriate stop transfer order noted.  No commissions were paid on issuance of the shares.  We did not receive any proceeds with respect to the sale of the shares, which were issued for prior obligations as noted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED FREIGHT CORPORATION

/s/ Paul A. Henley
Paul A. Henley
Chief Executive Officer

October 7, 2010